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                                                                   EXHIBIT 10.10


                             CONSULTING AGREEMENT
                             --------------------


     THIS AGREEMENT is entered into as of December 1, 1996, by and between A.S.V., Inc., a Minnesota corporation, 840 Lily Lane, P. O. Box 5160, Grand Rapids, Minnesota 55744 (the "Company"), and Leo Partners, Inc., a Florida corporation, 2227 Cheryl Drive, Jacksonville, Florida 32217 (the "Consultant").

     WHEREAS, the Company seeks consulting and advisory services related generally to strategic and financial analysis, and receiving other advice concerning its business.

     WHEREAS, as of October 1, 1996, the Company and Consultant orally agreed that Consultant would provide the services herein contemplated in exchange for a warrant to purchase 150,000 shares of the Company's common stock.

     WHEREAS, this agreement sets forth in writing the understanding of the parties with respect to the consulting services Consultant is to provide to the Company.

     NOW, THEREFORE, in consideration of good and adequate consideration and in light of the above recitals, the parties do agree as follows:

1.   Services Provided.
     -----------------

     1.01.  Basic Services Provided.  The Consultant agrees, from time to time
            -----------------------
at the request of and subject to direction by the Company, to provide consulting and advisory services relating to strategic and financial analysis relating to the Company and its business.

            Consultant agrees to provide the foregoing services in a good and faithful manner, using its reasonable best efforts to increase Company shareholder value and otherwise promote the best interests of the Company, as the Company may from time to time articulate.

     1.02.  Amount of Services Provided.  The Company and the Consultant agree
            ---------------------------
that, while the amount of advisory services provided will vary from time to time, the Company shall be entitled under this Agreement to an average of 20 hours of consulting services per month.

2.   Effective Date; Termination.
     ---------------------------

     2.01.  Effective Date; Termination.  This Agreement shall be effective as
            ---------------------------
of the date set forth in the first paragraph (the "Effective Date") and shall continue in
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effect for a period of five years or until terminated by either party upon 30 days prior written notice to the other party.

     2.02.  Obligations Following Termination.  The Consultant shall return all
            ---------------------------------
copies of the Company's Confidential Information (as defined in Section 5 below) to the Company.

3.   Compensation.  Concurrent with the execution of this Agreement, the Company
     ------------
shall issue to Consultant a warrant, substantially in the form of Exhibit A hereto, to purchase a total of 150,000 shares of the Company's Common Stock, $.01 par value per share. The exercise price for the warrant granted pursuant to this Section 3.02 shall be $16.50 per share. The warrant shall be exercisable for a period of ten (10) years from the date of this Agreement.

4.   Compliance with Law; No Conflicts.  The Consultant hereby represents and
     ---------------------------------
warrants to and covenants with the Company as follows:

            (a) the Consultant shall comply with all applicable laws in the performance of this Agreement including, without limitation, the federal securities laws;

            (b) the Consultant acknowledges receipt of the Company's policies applicable to its officers and directors regarding trading in Company securities and agrees to be bound by such policies;

            (c) the Consultant is currently, and will at all times during the term of this Agreement remain, under no conflict of interest in the performance of this Agreement due to personal, financial or professional relationships with or payments from any competitors of the Company or from any enterprise. The Consultant shall promptly disclose in writing to the Company any relationship or payment during the term of this Agreement which comes within the foregoing sentence. If requested by the Company, the Consultant shall withdraw from involvement on behalf of the Company or the other party.

5.   Confidential Information.  The Consultant hereby acknowledges that the
     ------------------------
Company may disclose to the Consultant certain sensitive and confidential information ("Confidential Information") relating to the Company's products and the Company's business strategy, marketing plans, cost and price structures, and other similar information related thereto. The Consultant shall not disclose such Confidential Information to any third party or use for his own benefit or of the benefit of any other person, except as is strictly necessary in the performance of this Agreement. The foregoing duty shall terminate three years after the termination of this Agreement. The foregoing duty in this Section 5 shall not apply to any

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information which is:  (a) already known to the Consultant prior to its disclosure by the Company; (b) provided to the Consultant by another party not under any duty of confidentiality to the Company; or (c) already in the public domain through no act or fault of the Consultant.

6.   Miscellaneous.
     -------------

     6.01.  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of Minnesota, excluding its choice of law rules.

     6.02.  Entire Agreement.  This Agreement shall constitute the only
            ----------------
agreement between the Company and the Consultant relating to the subject matter hereof, and no representations, promises, understandings, or agreement, oral or otherwise, not herein contained shall be of any force or effect. This Agreement supersedes all other written or oral communications between the parties relating to the subject matter hereof.

     6.03.  Modification; Waiver; Special Arrangements.  No modification,
            ------------------------------------------
amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced. No waiver at any time of any provision of this agreement shall be deemed a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision at any other time.

     6.04.  Severability.  If any provision of this Agreement shall be held
            ------------
invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable only with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                        A.S.V., INC.


                                        By _____________________________________

                                        Its ____________________________________


                                        LEO PARTNERS, INC.


                                        By _____________________________________

                                        Its ____________________________________

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